Exhibit 99.1

FOR IMMEDIATE RELEASE
Contacts:	Brent Anderson, VP Investor Relations
(972) 580-6360 (office)
Brent.Anderson@meritagehomes.com

Meritage Homes Reports Results for the Third Quarter of 2013

Diluted EPS of $0.99 on 44% Increase in Home Closing Revenue

SCOTTSDALE, Ariz., October 23, 2013 (GLOBE NEWSWIRE) – Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, today announced its third quarter results for the period ended September 30, 2013.
Summary Operating Results (unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended September 30			Nine Months Ended September 30
	2013	2012	%Chg	2013	2012	%Chg
Homes closed (units)	1,418	1,197	18%	3,791	2,998	26%
Home closing revenue	$483,147	$334,880	44%	$1,249,897	$820,242	52%
Average sales price - closings	$341	$280	22%	$330	$274	20%
Home orders (units)	1,300	1,204	8%	4,484	3,701	21%
Home order value	$473,924	$366,752	29%	$1,567,719	$1,060,910	48%
Average sales price - orders	$365	$305	20%	$350	$287	22%
Ending backlog (units)				2,190	1,618	35%
Ending backlog value				$805,580	$489,522	65%
Average sales price - backlog				$368	$303	22%
Net earnings	$38,191	$6,784	463%	$78,375	$10,035	681%
Diluted EPS	$0.99	$0.19	421%	$2.05	$0.30	583%

MANAGEMENT COMMENTS
“We are pleased with the strong operating results we achieved again this quarter, including our highest level of home closings and closing revenue in the last five years, and our highest gross margin in more than seven years, with a 44% increase in home closing revenue and a 420 basis point improvement in home closing gross margin,” said Steven J. Hilton, chairman and chief executive officer of Meritage Homes. “We are focused on delivering earnings growth by leveraging our operating structure in addition to growing our top line. This was our seventh consecutive quarter in which we increased net earnings year-over-year.
“The pace of sales per community slowed somewhat in the third quarter, reflecting the effects of home price inflation over the past year and the increase in interest rates we experienced just before and during the seasonally slower summer months, resulting in an 8% year-over-year increase in orders,” explained Mr. Hilton. "Since the underlying demand drivers remain solidly positive amidst a shortage of homes on the market, we are confident that the housing market can continue to grow for the foreseeable future, though maybe not at the same rate we enjoyed last year and earlier this year.
“We strategically expanded into another new market this quarter with our acquisition of Phillips Builders in the Nashville market, which we plan to grow significantly over the next several years. We acquired 500 lots with that acquisition and also contracted for an additional 3,700 new lots during the quarter to add new communities and support sales growth,” continued Mr. Hilton. “Evidencing our confidence in the long-term demand for housing, we are continuing to evaluate additional opportunities to enter new markets while we expand within our existing markets.”
STRONG EARNINGS GROWTH

•
Net earnings increased $31.4 million or 463% over 2012 to $38.2 million ($0.99 per diluted share) in the third quarter of 2013, as compared to net earnings of $6.8 million ($0.19 per diluted share) in the third quarter of 2012. The increase in 2013 earnings was primarily due to higher home closing revenue and gross margins, coupled with overhead expense leverage. Prior year results also included an $8.7 million charge related to litigation surrounding a Nevada joint venture. The 2013 results included a tax provision of $18.6 million, compared to $0.2 million in the prior year.

•
Home closing revenue increased 44% due to the combination of an 18% increase in home closings and a 22% increase in average sales price over the prior year period. All regions grew home closings, revenue and average prices over the prior year. This was the eighth consecutive quarter of year-over-year growth in home closing revenue, and the highest level of home closings by Meritage since the fourth quarter of 2008.

•
Home closing gross margin increased to 22.8% in the third quarter of 2013, a year-over-year improvement of 420 basis points compared to 18.6% in the third quarter of 2012, and a sequential improvement of 130 basis points compared to a 21.5% home closing gross margin in the second quarter of 2013. It is the highest gross margin Meritage has produced since the second quarter of 2006. The significant margin growth reflects both home price appreciation and effective management of construction costs.

•	Commissions and other sales costs in the third quarter improved 80 basis points on higher closing volumes, decreasing to 6.9% of home closing revenue in 2013 from 7.7% in 2012.

•
General and administrative expenses declined to 5.0% of total third quarter closing revenue in 2013, from 5.6% in 2012, due to operating leverage. The majority of the $5.2 million increase over last year was the result of additional hiring and compensation expense.

•
Interest expense decreased to $3.5 million or 0.7% of closing revenue in the third quarter of 2013, compared to $5.0 million or 1.5% of closing revenue in the third quarter of 2012, as a greater portion of interest incurred was capitalized.

•	Pre-tax earnings margin increased 950 basis points to 11.5% in the third quarter of 2013, compared to 2.0% in the prior year.
CONTINUED ORDER GROWTH

•
Total order value grew 29% over the third quarter of 2012 due to the combination of an 8% increase in orders and a 20% increase in the average selling price of homes ordered. Total order value and backlog grew in each of Meritage's active markets except California, where the pace of orders moderated as prices were increased. The average sales price on orders of approximately $365,000 was the highest for Meritage in more than eight years, reflecting the combination of a greater portion of orders in higher-priced communities and states, in addition to home price appreciation.

•
Meritage added 14 net new communities during the third quarter of 2013, including three from the Nashville acquisition, and ended the quarter with 179 total active communities, a 17% increase year over year from 153 at September 30, 2012.

•
Average orders per active community during the third quarter was 7.6 in 2013 compared to 7.9 in 2012. The average reflects an increase of 21% in Texas over the third quarter of 2012, while California, Florida and Colorado sold the most homes per average community, at 10.6, 9.1 and 8.0, respectively.

•	Order cancellation rates remained historically low at 14% for the third quarter of 2013 compared to 13% in the third quarter of 2012.

•
Ending backlog value increased 65% over the third quarter of 2012, combining a 22% increase in average price with 35% growth of orders in backlog. The Carolinas and Colorado grew backlog value by 177% and 158%, respectively, while Florida and Texas each grew backlog value by 76% over the prior year.

YEAR TO DATE RESULTS

•
Net earnings of $78.4 million for the first nine months of 2013 included a $3.8 million loss on early extinguishment of debt and a tax provision of $33.4 million, compared to net earnings of $10.0 million for the first nine months of 2012, which included a $5.8 million loss on early extinguishment of debt and a $4.8 million tax benefit, in addition to the $8.7 million charge related to the Nevada joint venture litigation.

•	Home closings and closing revenue for the first nine months of the year increased 26% and 52%, respectively, for 2013 over 2012, reflecting a 20% increase in the average sales price of closings.

•	Year-to-date home closing gross margin improved by 330 basis points to 21.5% for 2013, compared to 18.2% for 2012.

•	Total year-to-date selling, general and administrative expenses decreased 200 basis points to 12.3% of total closing revenue in 2013 compared to 14.3% in 2012, reflecting increased operating leverage.

•	Year-to-date net orders through September 30 increased 21% in 2013 over 2012, and in combination with a 22% increase in average sales price, drove a 48% increase in total order value year over year.

BALANCE SHEET STRENGTH

•	Cash and cash equivalents, restricted cash and securities at September 30, 2013 increased to a total of $311.3 million, compared to $295.5 million at December 31, 2012.

•
Meritage spent approximately $166.7 million on land acquisition and development in the third quarter of 2013, and contracted for approximately 3,700 new lots in addition to 500 lots added with the Phillips Builders acquisition.

•
Total lot supply at September 30, 2013 was approximately 25,000 lots, equating to approximately 5.0 years supply based on trailing twelve months' closings, compared to approximately 17,800 lots at September 30, 2012, the equivalent of 4.6 years supply. Approximately 71% of the September 30, 2013 lot supply was owned.

•
Of the 29% of lots controlled under option and purchase contracts as of September 30, 2013, approximately 1,350 lots were secured through land bank arrangements in 2013. The total finished lot purchase price of these lots owned by land bankers is approximately $127 million. Meritage has the option to purchase these lots over time, which reduces the Company's initial cash outlays for these lot positions.

•	Total real estate assets increased to $1.3 billion at September 30, 2013, compared to $1.0 billion a year ago and $1.1 billion at the beginning of 2013.

•	Stockholders’ equity increased by 14% or $98.1 million year-to-date in 2013, ending at $792.3 million as of September 30, 2013, compared to $694.2 million at December 31, 2012.

•	Net debt-to-capital ratio remained at 38.1% as of September 30, 2013, consistent with December 31, 2012, and the Company had no borrowings against its $135 million revolving credit facility.

SUMMARY
“The recovery in the housing market that began last year drove strong sales growth and price appreciation through the middle of this year, until buyers reacted to successive price increases and higher interest rates by pausing their purchasing decisions, thereby moderating the demand for new homes,” explained Steve Hilton. “In some ways, the slower pace of sales seen in the third quarter is healthy for the market, allowing subcontractors and suppliers to catch up before the next spring selling season, and taking some upward pressure off costs.
“Meritage is well positioned with highly desirable locations and distinctive, energy-efficient homes in many of the best housing markets in the country, which have produced some of the best sales and earnings strength during the recovery to date,” he continued. “We now control all of the lots we need to satisfy our projected closings through 2014 and approximately 85% of our projected 2015 closings. Our growth strategy and operating leverage should enable us to continue to drive earnings growth throughout this next housing cycle.
“Based on our reported results year to date and assuming continued strength in our markets, we have revised our models and are projecting home closing revenue of approximately $1.8 billion for 2013, with projected earnings per diluted share in the range of $2.95-$3.05 for the year.”

CONFERENCE CALL
Management will host a conference call today to discuss the Company's third quarter results at 10:30 a.m. Eastern Time (7:30 a.m. Pacific Time). The call will be webcast with an accompanying slideshow available on the "Investor Relations" page of the Company's web site at http://investors.meritagehomes.com. Telephone participants may avoid any delays by pre-registering for the call using the following link to receive a special dial-in number and PIN.
Conference Call registration link: http://dpregister.com/10034963.
Telephone participants who are unable to pre-register may dial in to 888-317-6016 on the day of the call. International dial-in number is 1-412-317-6016.
A replay of the call will be available for fifteen days, beginning at 12:30 p.m. ET on October 23, 2013 on the website noted above, or by dialing 877-344-7529, and referencing conference number 10030804. For more information, visit meritagehomes.com.

Meritage Homes Corporation and Subsidiaries
Operating Results
(Unaudited)
(In thousands, except per share data)

	Three Months Ended September 30		Nine Months Ended September 30
	2013	2012	2013	2012
Homebuilding:
Home closing revenue	$483,147	$334,880	$1,249,897	$820,242
Land closing revenue	8,933	7,763	28,568	8,846
Total closing revenue	492,080	342,643	1,278,465	829,088
Cost of home closings	(372,772)	(272,726)	(981,557)	(671,029)
Cost of land closings	(6,126)	(7,493)	(24,139)	(8,833)
Total cost of closings	(378,898)	(280,219)	(1,005,696)	(679,862)
Home closing gross profit	110,375	62,154	268,340	149,213
Land closing gross profit	2,807	270	4,429	13
Total closing gross profit	113,182	62,424	272,769	149,226
Financial Services:
Revenue	1,684	253	3,960	253
Expense	(901)	(317)	(2,229)	(484)
Earnings from financial services unconsolidated entities and other, net	3,511	3,049	9,784	6,974
Financial services profit	4,294	2,985	11,515	6,743
Commissions and other sales costs	(33,467)	(25,855)	(90,526)	(67,950)
General and administrative expenses	(24,412)	(19,209)	(66,587)	(50,446)
Earnings/(loss) from other unconsolidated entities, net	46	(74)	(229)	(348)
Interest expense	(3,462)	(5,009)	(13,113)	(18,718)
Other income/(expense), net	605	(8,276)	1,760	(7,481)
Loss on early extinguishment of debt	—	—	(3,796)	(5,772)
Earnings before income taxes	56,786	6,986	111,793	5,254
(Provision for)/benefit from income taxes	(18,595)	(202)	(33,418)	4,781
Net earnings	$38,191	$6,784	$78,375	$10,035

Earnings per share:
Basic
Earnings per share	$1.05	$0.19	$2.17	$0.30
Weighted average shares outstanding	36,226	35,216	36,060	33,541
Diluted
Earnings per share	$0.99	$0.19	$2.05	$0.30
Weighted average shares outstanding	38,865	35,761	38,771	34,010

Meritage Homes Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands)
(unaudited)

	September 30, 2013	December 31, 2012
Assets:
Cash and cash equivalents	$177,584	$170,457
Investments and securities	92,846	86,074
Restricted cash	40,904	38,938
Other receivables	35,711	20,290
Real estate (1)	1,345,214	1,113,187
Real estate not owned	481	—
Deposits on real estate under option or contract	34,911	14,351
Investments in unconsolidated entities	10,662	12,085
Property and equipment, net	18,690	15,718
Deferred tax asset	80,390	77,974
Prepaid expenses and other assets	36,693	26,488
Total assets	$1,874,086	$1,575,562
Liabilities:
Accounts payable	$76,647	$49,801
Accrued liabilities	178,247	96,377
Home sale deposits	28,183	12,377
Liabilities related to real estate not owned	346	—
Senior, senior subordinated, convertible senior notes and other borrowings	798,337	722,797
Total liabilities	1,081,760	881,352
Stockholders' Equity:
Preferred stock, par value $0.01	—	—
Common stock, par value $0.01	362	356
Additional paid-in capital	409,984	390,249
Retained earnings	381,980	303,605
Total stockholders’ equity	792,326	694,210
Total liabilities and stockholders’ equity	$1,874,086	$1,575,562
(1) Real estate – Allocated costs:
Homes under contract under construction	$316,508	$192,948
Unsold homes, completed and under construction	123,602	107,466
Model homes	78,017	62,411
Finished home sites and home sites under development	721,492	634,106
Land held for development	53,053	56,118
Land held for sale	19,630	21,650
Communities in mothball status	32,912	38,488
Total real estate	$1,345,214	$1,113,187

Supplemental Information and Non-GAAP Financial Disclosures (In thousands – unaudited):

	Three Months Ended September 30		Nine Months Ended September 30
	2013	2012	2013	2012
Depreciation and amortization	$2,511	$2,299	$7,169	$5,913

Summary of Capitalized Interest:
Capitalized interest, beginning of period	$26,294	$17,836	$21,600	$14,810
Interest incurred	12,508	11,654	37,876	33,819
Interest expensed	(3,462)	(5,009)	(13,113)	(18,718)
Interest amortized to cost of home, land closings and impairments	(6,342)	(4,296)	(17,365)	(9,726)
Capitalized interest, end of period	$28,998	$20,185	$28,998	$20,185

	September 30, 2013	December 31, 2012
Notes payable and other borrowings	$798,337	$722,797
Less: cash and cash equivalents, restricted cash, and investments and securities	(311,334)	(295,469)
Net debt	487,003	427,328
Stockholders’ equity	792,326	694,210
Total capital	$1,279,329	$1,121,538
Net debt-to-capital	38.1%	38.1%

Meritage Homes Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands) (unaudited)

	Nine Months Ended September 30
	2013	2012
Cash flows from operating activities:
Net earnings	$78,375	$10,035
Adjustments to reconcile net earnings to net cash used in operating activities:
Depreciation and amortization	7,169	5,913
Stock-based compensation	7,040	6,095
Loss on early extinguishment of debt	3,796	5,772
Excess income tax benefit from stock-based awards	(1,733)	—
Equity in earnings from unconsolidated entities	(9,555)	(6,626)
Deferred tax asset valuation benefit	(4,614)	(7,709)
Distribution of earnings from unconsolidated entities	10,796	6,118
Other	3,071	1,976
Changes in assets and liabilities:
Increase in real estate	(221,668)	(190,509)
(Increase)/decrease in deposits on real estate under option or contract	(20,425)	2,192
Increase in receivables and prepaid expenses and other assets	(14,224)	(1,882)
Increase in accounts payable and accrued liabilities	106,862	31,204
Increase in home sale deposits	15,584	5,169
Net cash used in operating activities	(39,526)	(132,252)
Cash flows from investing activities:
Purchases of property and equipment	(9,717)	(7,139)
Maturities of investments and securities	132,900	190,701
Payments to purchase investments and securities	(139,672)	(109,798)
Other	(20,334)	(3,020)
Net cash (used in)/provided by investing activities	(36,823)	70,744
Cash flows from financing activities:
Repayments of senior and senior subordinated notes	(102,822)	(315,080)
Proceeds from issuance of senior notes	175,000	426,500
Proceeds from sale of common stock, net	—	87,125
Other	11,298	(5,600)
Net cash provided by financing activities	83,476	192,945
Net increase in cash and cash equivalents	7,127	131,437
Beginning cash and cash equivalents	170,457	173,612
Ending cash and cash equivalents (2)	$177,584	$305,049
 (2) Ending cash and cash equivalents as of September 30, 2013 and September 30, 2012 excludes investments and securities and restricted cash totaling $134 million and $82 million, respectively.

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands)
(unaudited)

	Three Months Ended
	September 30, 2013		September 30, 2012
	Homes	Value	Homes	Value
Homes Closed:
Arizona	301	$96,562	243	$59,519
California	259	113,954	244	88,748
Colorado	104	43,033	83	27,639
Nevada	1	245	22	4,113
West Region	665	253,794	592	180,019
Texas	509	136,249	434	104,041
Central Region	509	136,249	434	104,041
Carolinas	62	24,361	40	14,459
Florida	176	66,464	131	36,361
Tennessee	6	2,279	—	—
East Region	244	93,104	171	50,820
Total	1,418	$483,147	1,197	$334,880
Homes Ordered:
Arizona	234	$80,748	229	$70,315
California	165	84,741	248	94,974
Colorado	96	44,178	88	28,925
Nevada	—	—	22	4,384
West Region	495	209,667	587	198,598
Texas	545	157,868	425	106,116
Central Region	545	157,868	425	106,116
Carolinas	72	28,971	36	12,709
Florida	177	74,312	156	49,329
Tennessee	11	3,106	—	—
East Region	260	106,389	192	62,038
Total	1,300	$473,924	1,204	$366,752

	Nine Months Ended
	September 30, 2013		September 30, 2012
	Homes	Value	Homes	Value
Homes Closed:
Arizona	744	$233,447	593	$153,190
California	784	329,414	489	172,575
Colorado	298	112,238	227	75,816
Nevada	38	8,900	39	7,402
West Region	1,864	683,999	1,348	408,983
Texas	1,312	343,924	1,190	277,436
Central Region	1,312	343,924	1,190	277,436
Carolinas	153	57,849	84	30,513
Florida	456	161,846	376	103,310
Tennessee	6	2,279	—	—
East Region	615	221,974	460	133,823
Total	3,791	$1,249,897	2,998	$820,242
Homes Ordered:
Arizona	886	$284,139	738	$200,258
California	730	331,933	714	258,053
Colorado	358	154,251	266	88,012
Nevada	24	5,795	61	11,455
West Region	1,998	776,118	1,779	557,778
Texas	1,689	472,507	1,370	332,007
Central Region	1,689	472,507	1,370	332,007
Carolinas	218	87,461	109	38,841
Florida	568	228,527	443	132,284
Tennessee	11	3,106	—	—
East Region	797	319,094	552	171,125
Total	4,484	$1,567,719	3,701	$1,060,910

Order Backlog:
Arizona	391	$131,508	303	$92,300
California	261	127,107	307	113,126
Colorado	202	92,102	109	35,689
Nevada	—	—	27	5,129
West Region	854	350,717	746	246,244
Texas	877	260,900	576	148,065
Central Region	877	260,900	576	148,065
Carolinas	114	46,953	49	16,944
Florida	315	137,691	247	78,269
Tennessee	30	9,319	—	—
East Region	459	193,963	296	95,213
Total	2,190	$805,580	1,618	$489,522

Meritage Homes Corporation and Subsidiaries
Operating Data
(unaudited)

	Three Months Ended
	September 30, 2013		September 30, 2012
	Beg.	End	Beg.	End
Active Communities:
Arizona	36	39	32	34
California	13	18	20	19
Colorado	12	12	8	8
Nevada	—	—	2	2
West Region	61	69	62	63
Texas	71	73	68	68
Central Region	71	73	68	68
Carolinas	13	15	5	7
Florida	20	19	16	15
Tennessee	—	3	—	—
East Region	33	37	21	22
Total	165	179	151	153

	Nine Months Ended
	September 30, 2013		September 30, 2012
	Beg.	End	Beg.	End
Active Communities:
Arizona	38	39	37	34
California	17	18	20	19
Colorado	12	12	10	8
Nevada	1	—	2	2
West Region	68	69	69	63
Texas	65	73	67	68
Central Region	65	73	67	68
Carolinas	7	15	3	7
Florida	18	19	18	15
Tennessee	—	3	—	—
East Region	25	37	21	22
Total	158	179	157	153

About Meritage Homes Corporation
Meritage Homes is the ninth-largest public homebuilder in the United States, based on 4,238 homes closed in 2012. Meritage builds and sells single-family homes for first-time, move-up, luxury and active adult buyers across the Western, Southern and Southeastern United States. As of September 30, 2013, the company had 179 actively selling communities in markets including Sacramento, San Francisco's East Bay, the Central Valley and Southern California; Houston, Dallas-Ft. Worth, Austin and San Antonio, Texas; Phoenix/Scottsdale and Tucson, Arizona; Denver, Colorado; Orlando and Tampa, Florida; Raleigh and Charlotte, North Carolina and Nashville, Tennessee.
Meritage has designed and built more than 75,000 homes in its 27-year history, and has a reputation for its distinctive style, quality construction, and positive customer experience. Meritage is the industry leader in energy efficient homebuilding and in 2013, Meritage received the U.S. Environmental Protection Agency's ENERGY STAR Partner of the Year for Sustained Excellence Award, for its innovation and industry leadership in energy efficient homebuilding. Meritage was the first national homebuilder to be 100 percent ENERGY STAR® qualified in every home it builds, and far exceeds ENERGY STAR standards today.
For more information, visit meritagehomes.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include management's expectations for continued growth of the housing market, plans to enter new markets and expand in its existing markets, and management's projected home closings, home closing revenue and earnings per diluted share for 2013.
Such statements are based upon the current beliefs and expectations of Company management, and current market conditions, which are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations.
Meritage's business is subject to a number of risks and uncertainties. As a result of those risks and uncertainties, the Company's stock and note prices may fluctuate dramatically. The risks and uncertainties include but are not limited to the following: weakness in the homebuilding market resulting from an unexpected setback in the current economic recovery; the availability of finished lots and undeveloped land; interest rates and changes in the availability and pricing of residential mortgages; the availability and cost of materials and labor; adverse changes in tax laws that benefit our homebuyers; the ability of our potential buyers to sell their existing homes; cancellation rates and home prices in our markets; inflation in the cost of materials used to construct homes; the adverse effect of slower order absorption rates; potential write-downs or write-offs of assets, including pre-acquisition costs and deposits; our potential exposure to natural disasters; competition; the adverse impacts of cancellations resulting from small deposits relating to our sales contracts; construction defect and home warranty claims; our success in prevailing on contested tax positions; our ability to preserve our deferred tax assets and use them within the statutory time limits; delays and risks associated with land development; our ability to obtain performance bonds in connection with our development work; the liquidity of our joint ventures and the ability of our joint venture partners to meet their obligations to us and the joint venture; the loss of key personnel; changes in or our failure to comply with laws and regulations; our lack of geographic diversification; fluctuations in quarterly operating results; our financial leverage and level of indebtedness; our ability to take certain actions because of restrictions contained in the indentures for our senior and senior subordinated notes and our ability to raise additional capital when and if needed; our credit ratings; successful integration of future acquisitions; government regulations and legislative or other initiatives that seek to restrain growth or new housing construction or similar measures; acts of war; the replication of our “Green” technologies by our competitors; our exposure to information technology failures and security breaches; and other factors identified in documents filed by the company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2012 under the caption “Risk Factors,” which can be found on our website.

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